Exhibit 10.1

EXECUTION VERSION

PURCHASE AGREEMENT

among

RadioShack Corporation,

other Sellers party hereto

and

General Wireless Operations Inc.

Dated as of May 15, 2015

Table of Contents

I. DEFINITIONS

1.1	Certain Definitions	1
1.2	Other Definitional and Interpretive Matters	12

II. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1	Purchase and Sale of Assets	14
2.2	Excluded Assets	15
2.3	Assumption of Liabilities	16
2.4	Excluded Liabilities	17
2.5	Cure Costs	17
2.6	Non-Assignment of Assets	18
2.7	Further Conveyances and Assumptions	19
2.8	Purchased Companies’ Assets and Liabilities	19
2.9	Deferment Election(s)	20
2.10	UK Trademarks	22

III. CONSIDERATION; ADJUSTMENT

3.1	Consideration	23
3.2	Purchase Price Deposit	23
3.3	Payment of Purchase Price	23
3.4	Apportionments	23
3.5	Withholding	24

IV. CLOSING AND TERMINATION

4.1	Closing Date	24
4.2	Deliveries by Sellers	24
4.3	Deliveries by Purchaser	25
4.4	Termination of Agreement	26
4.5	Procedure Upon Termination	26
4.6	Effect of Termination	26

V. REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization and Good Standing	27
5.2	Authorization of Agreement	27
5.3	Conflicts; Consents of Third Parties	28
5.4	Title to Purchased Assets	28
5.5	Intellectual Property	29
5.6	Validity of Contracts; Sufficiency of Assets	30
5.7	Litigation	31

i

5.8	Financial Advisors	31
5.9	Financial Information; Undisclosed Liabilities	31
5.10	Taxes	32
5.11	Labor and Employment	32
5.12	Employee Benefit Plans	33
5.13	No Other Representations or Warranties; Schedules	34

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	Organization and Good Standing	34
6.2	Authorization of Agreement	34
6.3	Conflicts; Consents of Third Parties	35
6.4	Litigation	35
6.5	Financial Advisors	35
6.6	Financial Capability	36
6.7	Condition of the Purchased Assets	36

VII. BANKRUPTCY COURT MATTERS

7.1	Bankruptcy Court Filings	36
7.2	Rejection of IP Contracts	36
7.3	Change of Case Name	37

VIII. COVENANTS

8.1	Access to Information	37
8.2	Actions Pending the Closing	38
8.3	Consents	38
8.4	Reserved	39
8.5	Further Assurances	39
8.6	Publicity	39
8.7	Confidentiality	40
8.8	Other Transition Matters	40
8.9	Intercompany Arrangements	41
8.10	Intellectual Property Restrictions	41
8.11	Customer Information	41
8.12	Third Party Vendor Inventory	41
8.13	Employees	42

IX. CONDITIONS TO CLOSING

9.1	Conditions Precedent to Obligations of Purchaser	42
9.2	Conditions Precedent to Obligations of Sellers	43
9.3	Conditions Precedent to Obligations of Purchaser and Sellers	44
9.4	Frustration of Closing Conditions	44

ii

X. TAXES

10.1	Transfer Taxes	44
10.2	Purchase Price Allocation	45
10.3	Certain Periodic Non-Income Taxes	45
10.4	Cooperation and Audits	46

XI. MISCELLANEOUS

11.1	No Survival of Representations and Warranties	46
11.2	Expenses	47
11.3	Injunctive Relief	47
11.4	Submission to Jurisdiction; Consent to Service of Process	47
11.5	Waiver of Right to Trial by Jury	48
11.6	Entire Agreement; Amendments and Waivers	48
11.7	Governing Law	48
11.8	Notices	49
11.9	Severability	50
11.10	Assignment	50
11.11	Non-Recourse	50
11.12	Counterparts	51

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”), dated as of the date set forth on the signature page hereto, among General Wireless Operations Inc., a Delaware corporation (the “Purchaser”), RadioShack Corporation, a Delaware corporation (the “Company”), and each of the Company’s Subsidiaries listed on the signature pages hereto (together with the Company, each a “Seller” and, collectively, the “Sellers”).

RECITALS:

A. Sellers are debtors and debtors in possession under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on February 5, 2015 (the “Filing”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), where the Sellers’ bankruptcy cases are jointly administered under Case No. 15-10197(BLS) (collectively, the “Bankruptcy Case”);

B. Sellers desire to sell to Purchaser the Purchased Assets (defined below) and transfer to Purchaser the Assumed Liabilities (defined below) and Purchaser desires to purchase from Sellers the Purchased Assets and assume the Assumed Liabilities, in each case upon the terms and conditions hereinafter set forth;

C. The execution and delivery of this Agreement and Sellers’ ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order (defined below) under, inter alia, Sections 363 and 365 of the Bankruptcy Code; and

D. The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

NOW, THEREFORE, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms, when used herein with initial capital letters, have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Asia Joint Venture” means FIH RadioShack (Asia) Retail Holdings Limited.

“Assumed Cure Costs” means, with respect to any Purchased Contract, the Cure Costs, if any, for such Purchased Contract up to the amount of such Cure Costs set forth on either (i) the Notice of (I) Potential Assumption and Assignment of Executory Contracts and (II) Cure Amounts filed by Sellers with the Bankruptcy Court on April 17, 2015, or (ii) the Supplemental Notice of (I) Potential Assumption and Assignment of Executory Contracts and (II) Cure Amounts filed by Sellers with the Bankruptcy Court on May 5, 2015.

“Berjaya Receivable” means the receivable in the amount of $1,500,000 owed to the Company by Berjaya Retail RS (Cayman) Limited pursuant to the International Development Agreement, dated March 14, 2012, between the Company and Berjaya Retail RS (Cayman) Limited, as amended (including, for the avoidance of doubt, Amendment No. 2 to the International Development Agreement, dated March 14, 2012, between the Company and Berjaya Retail RS (Cayman) Limited).

“Bidding Procedures Order” means the order of the Bankruptcy Court, entered on April 30, 2015, authorizing, among other things, the sale of the Purchased Assets and assumption and assignment of the Purchased Contracts and the assumption of the Assumed Liabilities pursuant to the bid procedures set forth therein.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Employees” means the Seller Employees and the Purchased Company Employees.

“Caribbean Trademark License” means the Trademark Agreement entered into by the Company and TRS Quality, Inc. on the one hand, and Regal Forest Holding Co. Ltd., on the other hand, dated April 15, 2015.

“Caribbean Trademarks” means those trademarks licensed to Regal Forest Holding Co. Ltd. under the Caribbean Trademark License.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, commitment, promise or undertaking (including any indenture, note, bond or other evidence of indebtedness, lease, instrument, license, lease, purchase order or other legally binding agreement) whether written or oral.

“Contract Debit Balance” means the aggregate debit balance owed to Sellers under the following supplier Contracts: D & H Distributing Company ($2,097,613); Swann Communications USA ($110,078); Incipio Technologies ($68,915); Innovative Technology Electronics Co. ($5,714); and IFROGZ, INC. ($2,293).

“Copyrights” means all of Sellers’ right, title and interest in, to or under any copyrightable works, copyrights and works of authorship in every jurisdiction worldwide and all applications, registrations, renewals and extensions in connection therewith, including as set forth on Schedule 2.1(b)(i).

“Cure Costs” means monetary amounts that must be paid and obligations that otherwise must be satisfied under sections 365(b)(1)(A) and (B) of the Bankruptcy Code in connection with the assumption and/or assignment of any Purchased Contract, as agreed upon by the parties hereto or determined by the Bankruptcy Court pursuant to the procedures in the Bidding Procedures Order.

“Customer Information” means all customer lists and related customer data described on Schedule 2.1(b)(iii) (as such schedule may be modified prior to the Sale Hearing by mutual agreement of the Purchaser and Sellers) that is in the possession, custody or control of Sellers.

“Documents” means (a) all books, records, files, invoices, inventory records, product specifications, cost and pricing information, supplier lists, business plans, personnel records, catalogs, customer literature and quality control records and manuals and (b) Marketing Materials, in each case of clauses (a) and (b) relating to any Purchased Asset, any Purchased Company or any Transferred Employee, in each case including all data and other information stored in any format or media, including on hard drives (including those located on remote servers, whether operated by Sellers or by third-party providers), discs, tapes, hard copy or other media.

“Employee Benefit Plan” means any “employee benefit plan” (as defined in ERISA § 3(3), whether or not subject to ERISA) and any other employment, benefit or compensation plan, program, agreement or arrangement maintained, sponsored, or contributed or required to be contributed to by any Purchased Company or any ERISA Affiliate thereof or with respect to which any Purchased Company or any ERISA Affiliate thereof has any Liability or to which any Purchased Company is a party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Laws issued thereunder.

“ERISA Affiliate” means, with respect to any Purchased Company or any Seller, any Person that, at any relevant time, is or was treated as a single employer with such Purchased Company or Seller for purposes of Code § 414.

“Excluded Matter” means the effect of: (i) any change in the United States or foreign economies or financial markets in general; (ii) any change that generally affects the businesses in which a Seller generally competes; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (iv) any change in applicable Laws or accounting rules; (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates; (vi) any effect resulting from the public announcement of this Agreement; or (vii) any effect resulting from the Filing and a Seller’s inability to pay certain obligations as a result of the Filing; provided, however, that with respect to clauses (i), (ii) and (iv), such effects do not disproportionately adversely affect the business of owning or operating the Purchased Assets, taken as a whole, as compared to other similarly situated businesses.

“Final Order” means an Order of the Bankruptcy Court or other court of competent jurisdiction: (i) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (ii) as to which the time for instituting or filing a Challenge shall have expired; and (iii) as to which no stay is in effect.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, or any agency, authority, department, commission, board, bureau, official or instrumentality of such body, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator thereof (public or private) of competent jurisdiction.

“Intellectual Property” means (i) any copyrightable works, copyrights and works of authorship in every jurisdiction worldwide and any applications, registrations, renewals and extensions in connection therewith, (ii) any patents, patent applications, patent disclosures and invention disclosure statements, together with any provisionals, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof in every jurisdiction worldwide, (iii) any trademarks, service marks, trade dress, logos and designs in every jurisdiction worldwide (including all goodwill thereof), whether registered or unregistered, any licenses to third parties to use any of the foregoing and any internet domain names, Uniform Resource Locators and internet rights (including IP addresses, AS numbers and social media accounts (including

Facebook and Twitter)), and any applications, registrations, and renewals in connection therewith, (iv) any other intellectual property rights (including with respect to software) and (v) any rights of action and remedies for past, present and future infringements of any of the foregoing.

“IP Contracts” means the Contracts of Sellers under which any third party is granted any rights with respect to any Purchased Intellectual Property that Purchaser elects to assume pursuant to a notice delivered to Sellers at any time prior to the Closing or within 90 days following the Closing (it being agreed that Purchaser may make such election with respect to any such Contracts, including those set forth on Schedules 5.5(a) and 5.6(a)), provided that any such Contract that Purchaser elects to assume pursuant to a notice delivered to Sellers at any time following the Closing shall be deemed to be a Deferred Asset pursuant to Section 2.9(a).

“IRS” means the Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” means the knowledge, after reasonable inquiry, of those officers of Sellers identified on Schedule 1.1(a).

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree or common law requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, loss, liability, claim (including “claim” as defined in the Bankruptcy Code), commitment, undertaking, damage, expense, fine, penalty, cost, royalty, deficiency or obligation (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, disclosed or undisclosed, express or implied, primary or secondary, direct or indirect, matured or unmatured, fixed, absolute, contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, and whether in contract, tort or otherwise.

“Lien” as applied to any Person means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, sublease, charge, option, right of first offer or first refusal, right of use or possession, restriction, easement, servitude, restrictive covenant, encroachment or encumbrance or any other similar encumbrance or restriction in respect of an asset of such Person, whether imposed by Law, Contract or otherwise.

“Marketing Materials” means all marketing materials, marketing research data, customer and sales information, product literature, promotional materials and data,

advertising and display materials (including all underlying designs, samples, charts, diagrams, photos and electronic files related to the foregoing) and all training materials, in each case in whatever form or medium (e.g., audio, visual, digital or print) held in any Seller’s name and related to any Purchased Asset or any Purchased Company as of the Closing Date.

“Multiemployer Plan” means any “multiemployer plan” (as defined in ERISA § 3(37)) contributed to by any Seller or any ERISA Affiliate or with respect to which any Seller or any ERISA Affiliate has any Liability.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of, or entered, issued, made or rendered by, a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of Sellers’ businesses consistent with past practice and custom of Sellers prior to the Filing.

“Patents” means all of Sellers’ right, title and interest in, to or under any patents, patent applications, patent disclosures and invention disclosure statements, together with all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof in every jurisdiction worldwide, including as set forth on Schedule 2.1(b)(i).

“Permitted Exceptions” means (i) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business, (iii) title of a lessor under a capital or operating lease if such lease is a Purchased Contract, (iv) any other imperfections in title, charges, easements, restrictions, licenses and encumbrances that do not materially affect the value, use or transferability of the affected asset or property, (v) Liens for Taxes that constitute Assumed Liabilities, and (vi) Liens that will be released by the Sale Order.

“Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and Orders of a Governmental Body that are necessary for Sellers (or, for purposes of Section 8.3, Purchaser) to own, lease and operate the Purchased Assets as they are now being owned, leased and operated.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“PRC” means the People’s Republic of China.

“Pre-Paid Expenses” means all deposits and prepaid charges and expenses of Sellers as of the Closing Date to the extent related to a Purchased Contract (but excluding the deposits made under the Contracts set forth on Schedule 2.1(b)(ix)) and after applying any such deposits, prepaid charges and expenses against any Cure Costs payable to the third party to whom such deposits, prepaid charges and expenses were paid.

“Previously Sold Assets” means those assets, properties, rights and interests (including Intellectual Property rights) that a Seller has agreed to sell, transfer, convey or deliver to Office Depot de México, S.A. de C.V pursuant to the Purchase Agreement entered into by the Company, ITC Services, Inc., Tandy International Corporation, TRC Quality, Inc. and Tandy Finance Corporation on the one hand, and Office Depot de México, S.A. de C.V. on the other hand, dated March 23, 2015.

“Prior Asset Sales” means the asset sale transactions pursuant to the following agreements: (i) Purchase Agreement, dated March 24, 2015, by and among RadioShack Corporation, TRS Quality, Inc. and Delta RS for Trading; (ii) Purchase Agreement, dated March 23, 2015, by and among RadioShack Corporation, ITC Services, Inc., Tandy International Corporation, TRS Quality, Inc., Tandy Finance Corporation and Office Depot de Mexico, S.A. de C.V.; (iii) Purchase Agreement, dated March 25, 2015, by and among RadioShack Corporation, TRS Quality, Inc., RadioShack International, Tandy Corporation and Regal Forest Holding Co. Ltd.; and (iv) Amended and Restated Asset Purchase Agreement, dated March 31, 2015, by and among General Wireless Inc., RadioShack Corporation and certain of its Subsidiaries set forth on Annex 1 thereto, and Sprint Solutions, Inc.

“Purchased Companies” means RadioShack Global Sourcing (Hong Kong) Limited, Shenzhen RSGS Electronics (PRC) Limited and the Asia Joint Venture, provided that (i) the Asia Joint Venture shall not be deemed to be a “Purchased Company” for purposes of the representations and warranties set forth in Article V (except for the representations and warranties set forth in Section 5.4(b)), and (ii) for purposes of any covenant that would require Sellers to cause the Asia Joint Venture to take or refrain from taking any action, such covenant shall be understood only to require Sellers to use their reasonable best efforts to cause the Asia Joint Venture to take or refrain from taking such action.

“Purchased Company Employee” means any employee of the Purchased Companies.

“Purchased Company Employee Plan” means an Employee Benefit Plan maintained or sponsored by a Purchased Company or to which any Purchased Company is a party.

“Purchased Company Parent” means RadioShack Global Sourcing (Hong Kong) Limited.

“Purchaser Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of Purchaser hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other event, change, effect, condition, state of facts or occurrence, a material and adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement or perform its obligations under this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, partners, managers, employees, consultants, financial advisors, counsel, accountants and other agents, including actual and potential financing sources of such Person.

“Sale Hearing” means the hearing before the Bankruptcy Court held pursuant to the Bidding Procedures Order to determine the highest or best bid for the Purchased Assets.

“Sale Order” means an order entered by the Bankruptcy Court: (i) that was on appropriate notice to all parties entitled to notice of any motion relating to the Purchased Assets, this Agreement or the transactions contemplated hereby; (ii) that is not subject to a stay pending appeal; (iii) that provides, at least, the following: (a) the Purchased Assets will be transferred to Purchaser free and clear of all Liens and all Liabilities of any kind or nature whatsoever, whether at law or in equity, including free and clear of any rights or claims based on theories of transferee or successor liability under any applicable Law, whether arising before or after the Filing, save and excepting only those Liabilities expressly assumed by Purchaser in writing under this Agreement and Transferred Exceptions; (b) Purchaser has acted in “good faith” within the meaning of and is entitled to the protections of section 363(m) of the Bankruptcy Code; (c) this Agreement was negotiated, proposed and entered into by the parties hereto without collusion, in good faith and from arm’s length bargaining positions; and (d) this Agreement and the transactions contemplated hereby may, subject to the terms set forth herein, be specifically enforced against and binding upon, and not subject to rejection or avoidance by any Seller or their respective estates or any chapter 7 or chapter 11 trustee of the Sellers or other representative of their respective estates; and (iv) that is otherwise reasonably satisfactory to Purchaser.

“Seller Employee” means any employee of the Sellers (excluding the Purchased Companies) that performs functions that relate to the Sourcing Business and/or the Store Licensee Business.

“Seller Material Adverse Effect” means any event, change, effect, condition, state of facts or occurrence (regardless of whether such event, change, effect, condition, state of facts or occurrence constitutes a breach of any representation, warranty or covenant of

Sellers hereunder) which has had or would reasonably be expected to have, individually or when considered together with any other events, changes, effects, conditions, states of facts or occurrences, (i) a material adverse effect on or a material adverse change in or to the Purchased Assets and the Purchased Companies, considered as a whole, (ii) a material and adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or (iii) the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement, other than in the case of clause (i) an event, change, effect, condition or occurrence resulting from an Excluded Matter.

“Sourcing Assets” means the Sourcing Contracts, the Sourcing Non-Contractual Assets and the Purchased Equity.

“Sourcing Business” means the Sellers’ private label sourcing business as operated during the 12-month period prior to the Filing, taking into account for purposes of the representations and warranties set forth in Article V reductions in headcount and importation operations and non-payment of vendors and suppliers, in each case solely with respect to such business since the Filing.

“Sourcing Contracts” means the Contracts of Sellers that are primarily related to or are otherwise material to the Sourcing Business (but excluding any Contracts with third party suppliers to the Sourcing Business) that Purchaser elects to assume pursuant to a notice delivered to Sellers at any time prior to the Closing or within 90 days following the Closing (it being agreed that Purchaser may make such election with respect to any such Contracts, including those set forth on Schedules 5.5(a) and 5.6(a)), provided that any such Contract that Purchaser elects to assume pursuant to a notice delivered to Sellers at any time following the Closing shall be deemed to be a Deferred Asset pursuant to Section 2.9(a).

“Sourcing Non-Contractual Assets” means the non-contractual assets of Sellers that are primarily related to or are otherwise material to the Sourcing Business (including any non-contractual assets listed on Schedule 2.1(b)(vi)).

“Store Licensee” means any third party that is not an Affiliate of any Seller who operates a RadioShack® store, whether under a direct license from the Seller or under a sublicense from a master licensee or master franchisee of any Seller, and regardless of the form of Contract under which that Store Licensee operates (including any franchise agreement, master franchise agreement, license agreement or dealer agreement).

“Store Licensee Assets” means the assets relating to the Store Licensee Business set forth on Schedule 2.1(b)(vii).

“Store Licensee Business” means the Sellers’ business of operating relationships with Store Licensees as operated during the 12-month period prior to the Filing, taking into account for purposes of this Agreement the Prior Asset Sales.

“Store Licensee Contracts” means the Contracts of Sellers that are primarily related to or are otherwise material to Sellers’ Store Licensee Business that Purchaser elects to assume pursuant to a notice delivered to Sellers at any time prior to the Closing or within 90 days following the Closing (it being agreed that Purchaser may make such election with respect to any such Contracts, including those set forth on Schedules 5.5(a) and 5.6(a)), provided that any such Contract that Purchaser elects to assume pursuant to a notice delivered to Sellers at any time following the Closing shall be deemed to be a Deferred Asset pursuant to Section 2.9(a).

“Subsidiary” means each corporation or other Person in which a Person owns or Controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests, provided that with respect to Sellers and the Purchased Companies, FIH RadioShack (Asia) Retail Holdings Limited shall be deemed a “Subsidiary” of Sellers and the Purchased Company Parent.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local, provincial, municipal, foreign or other taxes, charges or other assessments, including, without limitation, all income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, net worth, intangibles, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, intangibles, goods and services, customs duties, conveyance, mortgage, registration, documentary, recording, premium, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, unemployment insurance, severance, environmental (including taxes under Section 59A of the Code), disability, workers’ compensation, health care natural resources, excise, severance, stamp, occupancy, rent, real property, personal property, estimated or other similar taxes, duties, levies or other governmental charges or assessments or deficiencies thereof, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, estimates, information returns or other documents (including any related or supporting estimates, elections, schedules, statements or information and any attachments thereto or amendments thereof) filed required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Trademarks” means all of the Sellers’ trademarks, service marks, trade dress, logos and designs in every jurisdiction worldwide (including those trademarks listed on Exhibit D attached hereto and including all goodwill and rights to sue for infringement thereof), whether registered or unregistered, all licenses to third parties to use any of the foregoing and all of the Sellers’ internet domain names, Uniform Resource Locators and internet rights (including IP addresses, AS numbers and social media accounts (including Facebook and Twitter)), and all applications, registrations, and renewals in connection therewith, including as set forth on Schedule 2.1(b)(i), but excluding the Caribbean Trademarks.

“Transferred Exception” means (i) Liens created by Purchaser and (ii) title of a lessor under a capital or operating lease if such lease is a Purchased Contract.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any similar Law, and the rules and regulations thereunder.

Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Allocation Notice of Objection	10.2(a)
Assumed Liabilities	2.3
Avoidance Actions	2.2(g)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Cash Amount	3.1(a)
Chapter 11 Deposits	2.2(h)
Circular 698 Return	10.1(b)
Closing	4.1
Closing Date	4.1
Closing IP Contract Rejection	7.2
Company	Preamble
Confidentiality Agreement	8.7
Consumer Data	2.1(b)(v)
Cure Cost Determination Date	2.6(c)
Deposit Amount	3.2
Deposits	2.1(b)(i)
Deferred Asset	2.9(a)
Deferred Closing	2.9(b)
Deferred Closing Date	2.9(b)
Deferment Election	2.9(a)
Deferment Period	2.9(a)

Term	Section
Deferred Equity	2.9(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Filing	Recitals
Final Allocation Statement	10.2(a)
Financial Statements	5.9
FTC	8.4(a)
Manager	2.9(c)(iii)
Necessary Consent	2.6(a)
Periodic Non-Income Taxes	10.3(a)
Post-Closing Straddle Period	10.3(b)
Pre-Closing Straddle Period	10.3(b)
Proposed Allocation Statement	10.2(a)
Purchased Assets	2.1(b)
Purchased Companies	2.1(b)(v))
Purchased Contracts	2.1(b)(ii)
Purchased Equity	2.1(b)(v)
Purchased Intellectual Property	2.1(b)(iv)
Purchase Price	3.1
Purchaser	Preamble
Seller or Sellers	Preamble
Straddle Period	10.3(b)
Termination Date	4.4(a)
Transfer Taxes	10.1
Transferred Employee	8.13
TSA	8.8
TSA Amendment	8.8
UK Trademarks	2.10

1.2 Other Definitional and Interpretive Matters. (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation will apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

Contracts. Reference to any Contract means such Contract as amended or modified and in effect from time to time in accordance with its terms.

Dollars. Any reference in this Agreement to $ will mean U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein will be defined as set forth in this Agreement.

GAAP. Terms used herein which are defined in GAAP are, unless specifically defined herein, used herein as defined in GAAP.

Gender and Number. Any reference in this Agreement to gender will include all genders, and words imparting the singular number only will include the plural and vice versa.

Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and will not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, Recital, Exhibit or Schedule are to the corresponding Article, Section, Recital, Exhibit or Schedule of or to this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law. Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

II. PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets. (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase, acquire and accept from the applicable Seller, and each Seller will sell, transfer, convey and deliver to Purchaser, all of such Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities.

(b) The term “Purchased Assets” means all of the following properties, assets and rights of any Seller (other than the Excluded Assets) existing as of the Closing:

(i) the Trademarks, Patents and Copyrights and all of Sellers’ other Intellectual Property (excluding the Caribbean Trademarks) and all rights of action and remedies for past, present and future infringements of any of the foregoing (the “Purchased Intellectual Property”);

(ii) the Contracts to which any Seller is a party that (A) are Sourcing Contracts, Store Licensee Contracts or IP Contracts, (B) are unexpired as of the Closing Date (including those Contracts that have been previously unrenewed) and (C) have not been rejected (or are the subject of a notice of rejection or a pending rejection motion) by Sellers (the “Purchased Contracts”);

(iii) the Customer Information;

(iv) all warranties, guarantees and similar rights related to the Purchased Assets, including warranties and guarantees made by suppliers, manufacturers and contractors under the Purchased Assets, and claims against suppliers and other third parties in connection with the Purchased Contracts;

(v) the shares of capital stock and other equity interests of the Purchased Company Parent (such equity interests, the “Purchased Equity”) and any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of the Purchased Company Parent;

(vi) the Sourcing Non-Contractual Assets;

(vii) the Store Licensee Assets;

(viii) all Permits and pending applications therefor to the extent transferable under applicable Law;

(ix) all Pre-Paid Expenses;

(x) the Berjaya Receivable;

(xi) all goodwill associated with the Purchased Assets;

(xii) all Documents (other than those described in Section 2.2(e)) to the extent permitted by applicable Laws;

(xiii) all rights of Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements relating to any Purchased Asset or Purchased Company (or any portion thereof);

(xiv) the minute books, stock ledgers, corporate seals, stock certificates and other similar books and records for each Purchased Company; and

(xv) all rights, claims, causes of action and credits owned by a Seller to the extent relating to any Purchased Asset or Assumed Liability, including (A) any such item arising under any guarantee, warranty, indemnity, right of recovery, right of set-off or similar right in favor of such Seller in respect of any Purchased Asset or Assumed Liability and (B) any causes of action arising under chapter 5 of the Bankruptcy Code, relating to the Purchased Assets that are against or otherwise involving any counterparty to any Purchased Contract.

2.2 Excluded Assets. Nothing herein contained will be deemed to constitute an agreement to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers will retain all right, title and interest to, in and under the Excluded Assets. The term “Excluded Assets” means the Previously Sold Assets and all assets, properties and rights of any Seller other than the Purchased Assets, including:

(a) all cash and cash equivalents (excluding cash and cash equivalents held by any Purchased Company);

(b) all accounts receivable (excluding accounts receivable held by any Purchased Company and the Berjaya Receivable);

(c) the Contract Debit Balance;

(d) all rights, claims, causes of action and credits to the extent relating to any Excluded Asset or Excluded Liability, including any such item to the extent arising under any guarantee, warranty, indemnity or similar right in favor of a Seller in respect of an Excluded Asset or Excluded Liability;

(e) any shares of capital stock or other equity interest of any of the Sellers or any of their Subsidiaries (other than the Purchased Companies) or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any of the Sellers or any of their Subsidiaries (other than the Purchased Companies);

(f) any Documents prepared in connection with this Agreement or the transactions contemplated hereby or primarily relating to the Bankruptcy Case, any minute books, stock ledgers, corporate seals and stock certificates of Sellers or any of their Subsidiaries (other than the Purchased Companies), and other similar books and records that Sellers are required by Law to retain or that Sellers determine are necessary or advisable to retain, including Tax Returns and financial statements (other than with respect to the Purchased Companies); provided, however, that (i) Purchaser will have the right to make copies of any portions of such retained books and records that relate to the Purchased Assets or the Transferred Employees and (ii) Sellers will have the right to make copies of any portions of the transferred Documents to the extent necessary for Tax purposes in connection with the wind-down of Sellers’ estate;

(g) all avoidance actions or similar causes of action arising under sections 544 through 553 of the Bankruptcy Code, including any proceeds thereof (collectively, the “Avoidance Actions”), except as provided in Section 2.1(b)(xiv);

(h) any security deposits or pre-paid expenses (other than the Pre-Paid Expenses);

(i) subject to Section 2.6, any Purchased Contract that requires the consent of a third party to be assumed and assigned hereunder as to which, by the Closing Date, such consent has not been obtained;

(j) refunds, credits and rebates of Taxes of any Seller for any period or portion thereof prior to or ending on the Closing Date;

(k) all employees of the Sellers (other than Transferred Employees and Purchased Company Employees), all Employee Benefit Plans (other than those of the Purchased Companies) and all funding vehicles and assets of all Employee Benefit Plans (other than those of the Purchased Companies); and

(l) all rights in or to assets leased by Sellers except to the extent the associated lease is assigned to Purchaser as a Purchased Contract.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume, effective as of the Closing, and will timely perform and discharge in accordance with their respective terms, the following Liabilities existing as of the Closing Date (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising from the ownership or operation of the Purchased Assets by Purchaser after the Closing;

(b) any Assumed Cure Costs that Purchaser is required to pay pursuant to Section 2.5; and

(c) all Liabilities of Sellers under the Purchased Contracts that arise on or after the Closing Date (it being agreed that with respect to any Purchased Contracts that are Deferred Assets, no Liabilities under such Contracts arising between the Closing Date and the applicable Deferred Closing Date shall be deemed Assumed Liabilities pursuant to this Section 2.3).

2.4 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, Purchaser will not assume and will be deemed not to have assumed, and Sellers will remain liable with respect to, the Excluded Liabilities. “Excluded Liabilities” means any and all Liabilities of Sellers arising out of, relating to or otherwise in respect the Purchased Assets prior to the Closing, all Liabilities of Sellers arising from the transactions contemplated by this Agreement and all other Liabilities of any Seller, other than the Assumed Liabilities. For the avoidance of doubt, any litigation arising out of, relating to or otherwise in respect of the Purchased Assets pending as of the Closing Date shall be deemed an “Excluded Liability” hereunder.

2.5 Cure Costs. At the Closing and pursuant to section 365 of the Bankruptcy Code, Sellers will assume the Purchased Contracts (to the extent not previously assumed) and, subject to the terms herein, assign the Purchased Contracts to Purchaser, and Purchaser, subject to the terms herein, will assume the Purchased Contracts. All Assumed Cure Costs will be paid by Purchaser (to the extent not paid by Sellers prior to Closing), as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order and/or the Sale Order, and not by Sellers, and Sellers will have no liability for any Assumed Cure Costs. As of the Closing, Sellers shall have paid and satisfied any and all Cure Costs, other than the Assumed Cure Costs assumed by Purchaser pursuant to Section 2.3(b), provided that to the extent that any such Cure Costs to be paid by Sellers are subject to dispute as of the Closing, Sellers shall have established as of the Closing cash reserves representing the maximum amount of such Cure Costs solely for payment and satisfaction of such Cure Costs in a manner reasonably satisfactory to Purchaser. To the extent that any Cure Costs, other than the Assumed Cure Costs assumed by Purchaser pursuant to Section 2.3(b), are not paid and satisfied by Sellers as of the Closing in accordance with the foregoing sentence, Sellers shall cause any disputes over such Cure Costs to be resolved and such Cure Costs (as determined pursuant to such resolution) to be paid and satisfied as promptly as practicable following the Closing.

2.6 Non-Assignment of Assets.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement will not constitute an agreement to assign or transfer and will not effect the assignment or transfer of any Purchased Asset if (i) an attempted assignment or transfer thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (each such action, a “Necessary Consent”), would constitute a breach, default or violation thereof or of any Law or Order or in any way adversely affect the rights of Purchaser thereunder and (ii) the Bankruptcy Court has not entered an Order providing that such Necessary Consent is not required. In such event, such assignment or transfer is subject to such Necessary Consent being obtained and Sellers and Purchaser will use their commercially reasonable efforts to obtain the Necessary Consents with respect to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment or transfer thereof to Purchaser as Purchaser may reasonably request; provided, however, that Sellers will not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval. If such Necessary Consent is not obtained, or if an attempted assignment or transfer thereof would be ineffective or would adversely affect the rights of Purchaser to such Purchased Asset following the Closing, the Sellers and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible, under which Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which the applicable Seller would enforce for the benefit of Purchaser all of its rights thereunder and with Purchaser assuming such Seller’s obligations and any and all rights of such Seller against a third party thereto.

(b) Subject to Section 2.6(a), if after the Closing (i) Purchaser holds any Excluded Assets or Excluded Liabilities or (ii) any Seller holds any Purchased Assets or Assumed Liabilities, Purchaser or the applicable Seller, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

(c) Notwithstanding anything herein to the contrary, if as of the Closing, with respect to any Purchased Contract, there is any dispute with a non-debtor party relating to Cure Costs or adequate assurance or there has been a timely filed cure objection, (i) such Purchased Contract shall not be assigned to Purchaser at the Closing, (ii) until five days following the final and irrevocable resolution of any such dispute or the conclusion of any applicable cure objection hearing (whichever is earlier) (the “Cure Cost Determination Date”), Purchaser will be entitled, in its sole discretion, to (x) assume such Purchased Contract or (y) cause such Contract to be deemed an “Excluded Asset” for all purposes hereunder by providing written notice thereof to Sellers, and (iii) until the earlier of delivery of such written notice and the Cure Cost Determination Date, at the request of Purchaser, Sellers and Purchaser will cooperate in a mutually agreeable arrangement, to the extent feasible, under which Purchaser would obtain the benefits and assume the obligations under such Purchased Contract in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Purchaser, or under which the applicable Seller would enforce for the benefit of Purchaser all of its rights thereunder and with Purchaser assuming such Seller’s obligations and any and all rights of such Seller against a third party thereto. Sellers will not reject or seek to reject any Contract that is a Purchased Contract (including any Contract that would be a Store Licensee Contract, Sourcing Contract or IP Contract if Purchaser elects to assume it) without the consent of Purchaser, provided that, with respect to any Contact that Purchaser has not consented to the rejection of prior to the Closing Date, Purchaser shall reimburse Sellers for any direct out-of-pocket costs and expenses incurred by Sellers in connection with the maintenance of any such Contract between the Closing Date and 7 days following the date Purchaser consents to the rejection of such Contract.

2.7 Further Conveyances and Assumptions. From time to time following the Closing, Sellers and Purchaser will, and will cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, assignments, releases and other instruments, and will take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the transactions contemplated hereby; provided, that nothing in this Section 2.7 will require Purchaser or any of its Affiliates to assume any Liabilities other than the Assumed Liabilities. To the extent that any Subsidiary of a Seller that is not itself a Seller or Purchased Company owns, leases or licenses (a) Intellectual Property or (b) other assets that, in the case of clause (b) only, are primarily related to the operation of the Sourcing Business or the Store Licensee Business (in each case other than any Previously Sold Assets), at the request of Purchaser, Sellers will work in good faith with Purchaser to transfer such assets to Purchaser, either by treating such Subsidiary as a “Purchased Company” hereunder or by causing such Subsidiary to transfer such assets to an entity designated by Purchaser for no additional consideration.

2.8 Purchased Companies’ Assets and Liabilities. For the avoidance of doubt, (a) except for purposes of Section 8.2, none of the assets, properties, rights and Contracts of the Purchased Companies will be deemed to be Purchased Assets or Excluded Assets, and such assets, properties, rights and Contracts will remain those of the Purchased Companies (and transferred to the Purchaser indirectly as a result of the sale of the Purchased Companies pursuant hereto), (b) for purposes of Section 8.2, the assets, properties, rights and Contracts of the Purchased Companies will be deemed to be Purchased Assets and Purchased Contracts (if applicable) and (c) none of the Liabilities of the Purchased Companies will be deemed to be Assumed Liabilities or Excluded Liabilities, and such Liabilities will remain those of the Purchased Companies (and transferred to the Purchaser indirectly as a result of the sale of the Purchased Companies pursuant hereto).

2.9 Deferment Election(s).

(a) Notwithstanding anything herein to the contrary, subject to the terms of this Section 2.9, Purchaser may elect to defer the assignment, transfer, conveyance and delivery of any Sourcing Asset (any such Sourcing Asset and any Store Licensee Contract, Sourcing Contract or IP Contract that Purchaser elects to assume after the Closing, a “Deferred Asset”) for a period of up to six (6) months (the “Deferment Period”) following the Closing by providing written notice to Sellers prior to the Closing. If Purchaser so elects to defer any such assignment, transfer, conveyance and delivery (with respect to any Deferred Asset, a “Deferment Election”), such Deferred Asset shall not be assigned, transferred, conveyed and delivered as of the Closing.

(b) Purchaser shall notify Sellers during the Deferment Period of the date, time and location that it desires to close the assignment, transfer, conveyance and delivery of any Deferred Asset (the “Deferred Closing”, and the date thereof, the “Deferred Closing Date”) at least three (3) Business Days prior to the Deferred Closing Date. At any Deferred Closing, the Parties shall execute and deliver such deeds, endorsements, assignments and other instruments of assignment, transfer, conveyance and delivery as are reasonably requested by Purchaser to assign, transfer, convey and deliver the applicable Deferred Asset to Purchaser and vest title therein to Purchaser free and clear of all Liens (other than Transferred Exceptions).

(c) If Purchaser makes a Deferment Election with respect to any Deferred Asset, between the Closing and the applicable Deferred Closing Date:

(i) If such Deferred Asset is not the Purchased Equity, (A) such Deferred Asset shall be held for the account of Purchaser and (B) subject to Section 2.9(d), Sellers shall own and operate such Deferred Asset in the ordinary course of business, consistent with past practice, except as explicitly consented to or instructed in writing by Purchaser.

(ii) If such Deferred Asset is the Purchased Equity, (A) the Purchased Companies and their assets, operations and liabilities shall be held for the account of Purchaser, (B) subject to Section 2.9(d), Sellers shall, and shall cause each Purchased Company to, conduct the business of such Purchased Company in the ordinary course of business, consistent with past practice, except as expressly consented to or instructed in writing by Purchaser and (C) no Purchased Company shall distribute any cash or other assets, or otherwise make any payments to, Sellers or any of their Affiliates.

(iii) Purchaser and/or one or more of its designees (the “Manager”) shall be appointed to direct the ongoing operation of any Deferred Assets. Sellers shall, and shall cause its applicable Affiliates and representatives to, follow such direction of the Manager with respect to such Deferred Assets. If the Purchased Equity is a Deferred Asset, Purchaser, the Manager or any of their designees may make loans to the Purchased Companies to provide funding in the ordinary course of business.

(iv) Purchaser shall (x) reimburse Sellers for any direct out-of-pocket costs and expenses actually paid by the Sellers in connection with the operation of such Deferred Asset at the direction of Purchaser pursuant to this Section 2.9(c) or otherwise in the ordinary course of business and not in violation of this Agreement and (y) indemnify Sellers for any direct out-of-pocket costs and expenses or other losses actually incurred by Sellers arising out of the operation of such Deferred Asset at the direction of Purchaser pursuant to this Section 2.9(c) or otherwise in the ordinary course of business and not in violation of this Agreement, provided that (A) Purchaser shall not be required to reimburse or indemnify Sellers for any such costs and expenses or other losses relating to any Liability arising out of or relating to noncompliance with any Law or other requirement promulgated by any Governmental Body or other Person (e.g. Underwriters Laboratories) having jurisdiction or authority over the Sourcing Business and arising out of the provision of transition services pursuant to the TSA (as amended by the TSA Amendment), except to the extent that such Liabilities arise from utilization of the Sourcing Business in a manner that is not (other than the fact that transition services are being provided) consistent with the nature of the operation of the Sourcing Business during the twelve month period prior to the Filing), and (B) such reimbursement and indemnification obligation shall be subject to Sellers taking reasonable steps to minimize and mitigate any such costs and expenses or other losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(v) Purchaser shall use reasonably diligent efforts to pursue such applicable regulatory approvals and Permits as are necessary or desirable to facilitate the occurrence of the Deferred Closing for such Deferred Asset as promptly as practicable following the date hereof.

(vi) For the avoidance of doubt, any profit attributable to the Sourcing Business during the Deferment Period shall be for the benefit of Purchaser (whether such profits accrue to a Purchased Company or to a Seller). If any such profits accrue to a Seller, such Seller shall remit such profits to Purchaser.

(d) With respect to any Deferred Asset subject to a Deferment Election, from the Closing Date to the applicable Deferred Closing Date, unless the context clearly requires otherwise, all references in this Agreement to the “Closing” or the “Closing Date” shall, with respect to such Deferred Asset, be deemed to refer to the applicable Deferred Closing or applicable Deferred Closing Date, and the Parties shall continue to comply with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing in respect of such Deferred Asset.

(e) Notwithstanding anything to the contrary herein, prior to the Deferred Closing with respect to any Deferred Assets, Purchaser may elect, by delivery of a written notice to Sellers, not to acquire such Deferred Assets, in which case such Deferred Assets shall constitute “Excluded Assets” hereunder from and after the delivery of such election, provided that no such election shall result in any refund or other adjustment to the Purchase Price.

2.10 UK Trademarks. The parties agree that the Trademarks owned by Sellers registered in Great Britain that correspond to, are extensions of or otherwise relate to the Caribbean Trademarks, as included by Sellers on Schedule 2.10 prior to the Closing Date (the “UK Trademarks”), shall not be assigned, transferred, conveyed and delivered to Purchaser as of the Closing and shall be deemed to be Deferred Assets pursuant to Section 2.9(a). Prior to the Deferred Closing with respect to the UK Trademarks, Sellers shall (i) use their reasonable best efforts to (x) maintain the UK Trademarks in full force and effect, (y) cause the “Transfer Date” (as defined in the Caribbean Trademark License) to occur as promptly as practicable and (z) as promptly as reasonably practicable following the occurrence of the “Transfer Date” (as defined in the Caribbean Trademark License), facilitate the assignment, transfer, conveyance and delivery to Purchaser of the UK Trademarks free and clear of all Liens (other than Transferred Exceptions and, for the avoidance of doubt, not subject to the Caribbean Trademark License) and in accordance with applicable Law and (ii) not transfer the UK Trademarks to any Person other than Purchaser. At any time following the Closing Date, (i) if Purchaser so requests, the parties shall consummate a Deferred Closing with respect to the UK Trademarks pursuant to which Sellers shall assign, transfer, convey and deliver to Purchaser the UK Trademarks subject to the Caribbean Trademark License but otherwise free and clear of all Liens (other than Transferred Exceptions) and (ii) Purchaser may elect, by delivery of a written notice to Sellers prior to the Deferred Closing with respect to the UK Trademarks, not to acquire the UK Trademarks, in which case the UK Trademarks shall constitute “Excluded Assets” hereunder from and after the delivery of such election, provided that no such election shall result in any refund or other adjustment to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have no obligation to compensate, reimburse or indemnify Sellers for Sellers’ performance of any obligations under the Caribbean Trademark License.

III. CONSIDERATION; ADJUSTMENT

3.1 Consideration. The aggregate consideration for the Purchased Assets (the “Purchase Price”) will be:

(a) $26,200,000 in cash (the “Cash Amount”); and

(b) the assumption of the Assumed Liabilities.

3.2 Purchase Price Deposit. Prior to the execution of this Agreement, pursuant to the Bidding Procedures Order, Purchaser has deposited with the Company the sum of $2,250,000 (the “Deposit Amount”), which will be either delivered to Purchaser or paid to the Company as follows:

(a) if the Closing occurs, the Deposit Amount and all accrued investment income thereon and any other earnings in respect thereto will be paid to the Company and applied towards the amount payable by Purchaser under Section 3.3 hereof;

(b) if this Agreement is terminated by Sellers pursuant to Section 4.4(d), the Deposit Amount, together with all accrued investment income thereon and any other earnings in respect thereto, will be paid to the Company; and

(c) if this Agreement is terminated for any reason other than by Sellers pursuant to Section 4.4(d), the Deposit Amount, together with all accrued investment income thereon and any other earnings in respect thereto, will be returned to Purchaser.

3.3 Payment of Purchase Price. On the Closing Date, (a) Purchaser will pay to the Sellers, in immediately available funds to the account or accounts designated by the Company, the Cash Amount less the Deposit Amount and all accrued investment income thereon and (b) the Deposit Amount and all accrued investment income thereon will be paid to the Company as provided in Section 3.2(a) above.

3.4 Apportionments. (a) The following ordinary course costs and expenses (and credits therefor to the extent paid prior to the Closing Date) to the extent related to a Purchased Contract for a period that begins prior to the Closing Date and ends after the Closing Date, are to be apportioned between Sellers, on the one hand, and Purchaser, on the other hand, as of 11:59 P.M. local time on the Closing Date:

(i) annual utility assessments, water meter charges, and sewer rents, if any, on the basis of the year for which assessed; and

(ii) charges and fees payable for telephone services, water, heat, steam, electric power, gas and other utilities, at the price charged by the suppliers, including any taxes thereon and based upon applicable meter readings, where available, made on or immediately prior to or immediately after the Closing Date.

(b) If, after apportioning the foregoing expenses, a party has borne more than its allocable share of such expenses, the other parties will promptly make the appropriate compensating payment(s) to such party.

3.5 Withholding. If Purchaser is required by applicable Law to withhold or deduct any amount of Tax from the payment of the Purchase Price hereunder, then Purchaser shall withhold or deduct (and, to the extent required by applicable Law, remit to the appropriate Tax Authority) the amount of any such Tax and such withheld amount (to the extent remitted to the appropriate Tax Authority) shall be treated for all purposes of this Agreement as having been paid to Sellers. Sellers will cooperate with Purchaser in determining whether any such withholding or deduction is required.

IV. CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 9.1, 9.2 and 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (the “Closing”) will take place at Jones Day, 2727 North Harwood Street, Dallas, Texas, 75201 at 9:00 a.m. (Central time) on the date that is three Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and time as the parties hereto may designate in writing. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.”

4.2 Deliveries by Sellers. At the Closing, Sellers will deliver to Purchaser:

(a) one or more duly executed bills of sale in a form to be agreed upon by the parties hereto;

(b) one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto;

(c) the officers certificate required to be delivered pursuant to Sections 9.1(a) and 9.1(b);

(d) affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code, prepared in accordance with Treasury Regulation 1.445-2(b);

(e) the duly executed TSA Amendment;

(f) physical possession of any physical Purchased Assets;

(g) originals (or, to the extent originals are not available, copies) of all Purchased Contracts and Permits (together with all amendments, supplements or modifications thereto);

(h) (i) an instrument of transfer and a “bought and sold note” evidencing transfer of the Purchased Equity to Purchaser, (ii) if the Purchased Equity is certificated, stock certificates (or the local legal equivalent) evidencing the Purchased Equity to be sold by Sellers duly endorsed in blank or accompanied by stock powers duly executed in blank, as appropriate, and if applicable, evidence of appropriate changes to the applicable share register (or equivalent corporate record) and (iii) other evidence of transfer of the Purchased Equity to Purchaser consistent with the Laws of the jurisdiction of the Purchased Company Parent as reasonably requested by the Purchaser;

(i) a certificate, dated as of the Closing Date, of the secretary of the Purchased Company Parent, solely in his or her capacity as secretary of the Purchased Company Parent, attaching copies of resolutions of the board of directors of the Purchased Company Parent (i) approving the transfer of the Purchased Equity, (ii) approving changes to the share register of the Company to reflect the transfer of the Purchased Company, (iii) if requested by Purchaser, approving the cancellation of bank mandates of any officers of the Purchased Company Parent whose employment will be terminated as of the Closing and (iv) if requested by Purchaser, effecting the resignation of each member of the board of directors of the Purchased Company Parent, effective as of the Closing; and

(j) all other deeds, endorsements, assignments, company seals, instruments of transfer and other instruments of conveyance reasonably requested by Purchaser or required to convey and assign the Purchased Assets to Purchaser and vest title therein in Purchaser free and clear of all Liens (other than Transferred Exceptions).

4.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver to the Company:

(a) the consideration specified in Section 3.3 hereof;

(b) one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto;

(c) the officers certificate required to be delivered pursuant to Sections 9.2(a) and 9.2(b);

(d) the duly executed TSA Amendment; and

(e) all such other documents, instruments and certificates, reasonably requested by Sellers, to evidence the assumption by Purchaser of the Assumed Liabilities.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser or a Seller, if the Closing has not occurred by 4:00 p.m. Central time on June 19, 2015 (the “Termination Date”); provided, however, that if the Closing has not occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or a Seller, then Purchaser or a Seller, respectively, may not terminate this Agreement pursuant to this Section 4.4(a);

(b) by mutual written consent of Sellers and Purchaser;

(c) by Purchaser, if Sellers breach any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.1 or 9.3 and such breach has not been cured by the Termination Date; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d) by Sellers, if Purchaser breaches any representation or warranty or any covenant or agreement contained in this Agreement, such breach would result in a failure of a condition set forth in Sections 9.2 or 9.3 and such breach has not been cured by the Termination Date; provided, that no Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(e) by Sellers or Purchaser if there is in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence unless and until this Agreement is terminated pursuant to this Section 4.4.

4.5 Procedure Upon Termination. In the event of termination pursuant to Section 4.4, the terminating party will give written notice thereof to the other party or parties, and this Agreement will terminate as described in Section 4.6, and the purchase of the Purchased Assets hereunder will be abandoned, without further action by Purchaser or Sellers.

4.6 Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the parties hereto will be relieved of its duties and obligations arising under this Agreement after the date of such termination and there will be no liability or obligation on Purchaser, any Seller or any of their respective

Representatives; provided, however, that the provisions of Section 3.2, this Section 4.6 and Article XI (other than Section 11.3) and, to the extent necessary to effectuate the foregoing enumerated provisions, Section 1.1 hereof, will survive any such termination and will be enforceable hereunder, provided, further, that nothing in this Section 4.6 will be deemed to release any party from liability for any breach of this Agreement prior to termination.

V. REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally represent and warrant to Purchaser that:

5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Seller is duly qualified or licensed to do business in each jurisdiction in which the actions to be performed hereunder or in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary for the operation of the Sellers’ business as now conducted, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

5.2 Authorization of Agreement. Subject to entry of the Sale Order and such other authorization as is required by the Bankruptcy Court, each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of each Seller. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to Closing will be duly and validly executed and delivered, by the applicable Seller and (assuming the due authorization, execution and delivery by the other parties hereto and the entry of the Sale Order) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each applicable Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties. (a) Except as set forth on Schedule 5.3(a), the execution and delivery by each Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of any Seller to make any payment under or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the Purchased Assets or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller or any Purchased Company, (ii) subject to entry of the Sale Order, any Purchased Contract (including any Contract that would be a Store Licensee Contract, Sourcing Contract or IP Contract if Purchaser elects to assume it) or any other material Contract to which any of the Purchased Companies is party, (iii) subject to entry of the Sale Order, any Order, or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, have or reasonably be expected to have, a Seller Material Adverse Effect.

(b) Except as set forth on Schedule 5.3(b) and except to the extent not required if the Sale Order is entered, no consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of any Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which any Seller is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Sellers of any other action contemplated hereby or thereby (with or without notice or lapse of time, or both), except for (i) the entry of the Sale Order and (ii) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

5.4 Title to Purchased Assets.

(a) Sellers own the Purchased Assets free and clear of all Liens (other than Permitted Exceptions) and, subject to the entry of the Sale Order, at the Closing, Purchaser will be vested with good and valid title to such Purchased Assets, free and clear of all Liens (other than Transferred Exceptions) and Excluded Liabilities, to the fullest extent permissible under Law, including Section 363(f) of the Bankruptcy Code.

(b) Schedule 5.4(b) sets forth the name and the jurisdiction of organization of each Purchased Company. Schedule 5.4(b) sets forth, for each Purchased Company, the number of authorized and outstanding equity interests in such Purchased

Company, the number or amount of shares of capital stock or other equity interests in such Purchased Company and, as applicable, the record and beneficial owners thereof. Except for the equity interests set forth on Schedule 5.4(b) there are no equity interests in a Purchased Company or any Subsidiary of a Purchased Company issued, reserved for issuance or outstanding and there are no preemptive or similar rights on the part of any holder of any class of securities of any Purchased Company or any Subsidiary of a Purchased Company. Except as set forth on Schedule 5.4(b), the Sellers have good and valid title to the Purchased Equity, free and clear of all Liens (other than Permitted Exceptions), and are the record and beneficial owners thereof, and each Purchased Company has good and valid title to the equity interests of its Subsidiaries, free and clear of all Liens (other than Permitted Exceptions), and are the record and beneficial owners thereof. No Purchased Company or any Subsidiary of any Purchased Company owns equity interests in any Person except as set forth on Schedule 5.4(b). The Purchased Equity and the equity interests of each Purchased Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable. There are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings to which any Purchased Company is a party or by which any of them is bound (i) obligating any Purchased Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional units of its equity interests or any security convertible into, or exercisable or exchangeable for, any equity interest in any Purchased Company, (ii) obligating any Purchased Company to issue, grant, extend or enter into any such option, warrant, security, right, unit, commitment, Contract, arrangement or undertaking or (iii) that gives any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders to the equity interests in the Purchased Companies, provided that with respect to the Asia Joint Venture only, the representation and warranty made in this sentence is made only to Sellers’ Knowledge.

5.5 Intellectual Property. Except as set forth on Schedule 5.5:

(a) No Seller is party to any IP Contract or any Contract that would be an IP Contract if Purchaser elects to assume it.

(b) One or more of the Sellers owns the Purchased Intellectual Property and has valid rights in and to, including all rights to use, reproduce, publish, distribute, transmit, perform, display, and create derivative works of, as applicable, such Purchased Intellectual Property as is used in the Ordinary Course of Business, in each case, free and clear of all Liens (other than Permitted Exceptions).

(c) As of the date of this Agreement, the Purchased Intellectual Property is not the subject of any ownership, validity, use, or enforceability challenge or claim received by Sellers in writing or any outstanding Order restricting the use by Sellers thereof or adversely affecting any of the rights of Sellers thereto.

(d) The Purchased Intellectual Property includes all Intellectual Property owned by the Company or any of its Subsidiaries that is used or held for use in connection with the Sourcing Business or the business conducted by the Company and its Subsidiaries prior to the Filing.

5.6 Validity of Contracts; Sufficiency of Assets.

(a) Schedule 5.6(a) lists each outstanding Contract to which any Seller or any Affiliate of Sellers is a party that primarily relates to the Sourcing Business or the Store Licensee Business or is otherwise material to the operation of the Sourcing Business or the Store Licensee Business following the Closing in substantially the same manner as conducted at any time during the twelve (12) month period prior to the Filing (excluding Contracts with Store Licensees). Except as set forth on Schedule 5.6(a), as of the date of this Agreement, each Purchased Contract (which term, for purposes of this Section 5.6(a), shall include any Contract that would be a Store Licensee Contract, Sourcing Contract or IP Contract if Purchaser elects to assume it) and each Contract listed on Schedule 5.6(a) is in full force and effect and is a valid and binding obligation of the Seller party thereto and, to the Knowledge of Sellers, the other parties thereto in accordance with its terms and conditions, except as such validity and enforceability may be limited by (a) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally, (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity), and (c) the obligation to pay Cure Costs under Section 2.5. Except as set forth on Schedule 5.6(a), as of the date of this Agreement, no Seller has received any written notice of the intention of any party to terminate any Purchased Contract or Contract listed on Schedule 5.6(a). Except as set forth on Schedule 5.6(a), to the Knowledge of Sellers, as of the date of this Agreement, no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default under or a violation of any such Purchased Contract or Contract listed on Schedule 5.6(a) or would cause the acceleration of any obligation of any Seller or, to the Knowledge of Sellers, any other party thereto or the creation of a Lien (other than Permitted Exceptions) upon any Purchased Asset, except for such events that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Sellers have delivered or made available to Purchaser copies of all of the Purchased Contracts and Contracts listed on Schedule 5.6(a), together with all amendments, modifications or supplements thereto, as of the date of this Agreement.

(b) Schedule 5.6(b) lists all of the Sourcing Non-Contractual Assets and all assets used or held for use primarily in connection with the Store Licensee Business. The assets listed on Schedule 5.6(b), the Contracts listed on Schedule 5.6(a) and Sellers’ Contracts with Store Licensees, when taken together with the Purchased Companies, (i) constitute all of the privileges, rights, interests, properties and assets of the Sellers of every kind and description and wherever located that are material or necessary for the continued conduct of the Sourcing Business and the Store Licensee

Business following the Closing as conducted at any time during the twelve (12) month period prior to the Filing and (ii) are sufficient to operate the Sourcing Business and Store Licensee Business following the Closing in substantially the same manner as conducted at any time during the twelve (12) month period prior to the Filing.

5.7 Litigation. Except as set forth on Schedule 5.7, as of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller, any Purchased Company or any current or former officer or director of the Purchased Companies that involve or relate to any of the transactions contemplated by this Agreement or affect any of the Purchased Assets, Purchased Companies or assets, properties, rights or Contracts of the Purchased Companies that would reasonably be expected to adversely affect the ownership, use or operation by Purchaser of the Purchased Assets, the Purchased Companies or the assets, properties, rights and Contracts of the Purchased Companies after the Closing in any material respect, or result in any Liability material to the Purchased Companies.

5.8 Financial Advisors. Sellers and the Purchased Companies have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the transactions contemplated hereby or thereby for which Purchaser or the Purchased Companies are or will become liable, and Sellers shall indemnify and hold harmless Purchaser from any claims with respect to any such fees or commissions.

5.9 Financial Information; Undisclosed Liabilities; Absence of Changes. The balance sheet, statement of income (loss), statement of cash flows and statement of changes in shareholders’ or partners’ equity (deficit) with respect to each of the Purchased Companies contained in the Periodic Report Regarding Value, Operations and Profitability of Entities in which the Estate of RadioShack Corporation Holds a Substantial or Controlling Interest filed by the Sellers on March 11, 2015 and the financial information set forth on Schedule 5.9 (collectively, “Financial Statements”) fairly presents in all material respects the information purported to be conveyed thereby and has been prepared based on the books and records of the Purchased Companies. There is no Liability of the Purchased Companies except (i) as disclosed, set forth or reserved against in the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since January 31, 2015 and (iii) for Liabilities that are not individually or in the aggregate material to the Purchased Companies. Since January 31, 2015, each of the Purchased Companies has been operated in the ordinary course of business consistent with past practice, and there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in any of the Purchased Companies, any issuance by any of the Purchased Companies of shares of capital stock or other equity interests in any of the Purchased Companies, or any repurchase, redemption or other acquisition, or any amendment of any term, by any of the Purchased Companies of any outstanding shares of capital stock or other equity interests in any of the Purchased Companies.

5.10 Taxes. There are no Liens for Taxes on any of the Purchased Assets other than as set forth on Schedule 5.10, statutory Liens for Taxes not yet delinquent and Liens that will be released by the Sale Order. All Tax Returns required to be filed by or with respect to the Purchased Companies have been duly and timely filed and are complete and correct in all material respects. All Taxes (whether or not reflected on such Tax Returns) required to be withheld by or paid with respect to, or that could give rise to a Lien on the assets of, the Purchased Companies have been duly and timely paid. No Taxes with respect to the Purchased Companies are currently under audit, examination or investigation by any Tax Authority or the subject of any judicial or administrative proceeding. No Purchased Company has any liability for the Taxes of any other Person (whether as a transferee or successor, by contract, indemnity or otherwise). Schedule 5.10 lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to each Purchased Company for U.S. federal income Tax purposes.

5.11 Labor and Employment.

(a) No Purchased Company is party to any collective bargaining agreement nor does any Purchased Company have any relationship with any union, labor organization, works council or other similar employee representative. There is no labor strike, slowdown, work stoppage or other labor dispute pending or, to Sellers’ Knowledge, threatened against any Purchased Company or with respect to the Purchased Company Employees.

(b) Except as set forth on Schedule 5.11(b), the Purchased Companies are in compliance in all material respects with all laws relating to employment, employment practices and the employment of labor, and have not engaged in any unfair labor practice or unlawful employment practice. In addition, to Sellers’ Knowledge, there are no pending or unremedied grievances or pending or unremedied unfair labor practices or other employment-related proceedings against any Purchased Company or, with respect to any Purchased Company Employees, Seller or its Affiliates.

(c) Except as set forth on Schedule 5.11(c), no Seller has with respect to any Purchased Company Employees and no Purchased Company has within the last three (3) years received written notice of any material representation proceeding or unfair labor practice charge or complaint against it before, or that could come before, the National Labor Relations Board or any similar Governmental Body and, to Sellers’ Knowledge, there is no material threatened unfair labor practice charge or complaint or representation proceeding before, or that could come before, the National Labor Relations Board or other Governmental Body or union organizing or decertification activity.

5.12 Employee Benefit Plans; Employees.

(a) Except as set forth on Schedule 5.12(a), none of the Purchased Companies, directly or indirectly, maintains, sponsors or has an obligation or liability with respect to any Employee Benefit Plan. Schedule 5.12(a) identifies all Purchased Company Employee Plans.

(b) No Purchased Company nor any ERISA Affiliate thereof maintains or contributes or has any Liability under or with respect to any “defined benefit plan” within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code (whether or not subject to ERISA or the Code) or contributes to or has any liability with respect to any Multiemployer Plan. No Purchased Company nor any ERISA Affiliate thereof has any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) from any Multiemployer Plan, no such Liability has been asserted, and there are no facts or circumstances (including the consummation of the transactions contemplated by this Agreement) that could result in any such partial or complete withdrawal or the assertion of any such Liability.

(c) Except as set forth on Schedule 5.12(c), no Purchased Company nor any ERISA Affiliate thereof maintains or has any current or potential liability under any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for retiree health, life insurance or other retiree welfare benefits, except as may be required by COBRA or other applicable similar statute, with respect to which any Purchased Company has any liability or with respect to which Purchaser or any Purchased Company could have any liability following the Closing.

(d) Except as set forth on Schedule 5.12(d), there are no pending or, to Sellers’ Knowledge, threatened claims, suits, audits or investigations related to any Employee Benefit Plan (other than non-material, routine claims for benefits).

(e) Except as set forth in Schedule 5.12(e), the execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) entitle any current or former employee, consultant, officer or director of any Purchased Company to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer or director or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Purchased Company Employee Plan or impose any restrictions or limitations on any Purchased Company’s rights to administer, amend or terminate any Purchased Company Employee Plan.

5.13 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates’ respective Representatives. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), each Seller (a) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (b) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any Representative of Sellers or any of its Affiliates). Sellers make no representations or warranties to Purchaser regarding the probable success or profitability of the Purchased Assets or the use thereof. The disclosure of any matter or item in any schedule hereto will not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter could result in a Seller Material Adverse Effect.

VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

6.1 Organization and Good Standing. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its organization.

6.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or similar action on the part of Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered, and each agreement, document or instrument contemplated hereby or thereby to be delivered at or prior to closing will be duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties. (a) The execution and delivery by Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, (iii) any Order, or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(a) No consent, waiver, approval, Order or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the taking by Purchaser of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order and (ii) immaterial consents, waivers, approvals, Orders, authorizations, declarations, filings and notifications.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Purchaser is not subject to any Order except to the extent the same would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financial Capability. Purchaser has sufficient funds available to it in cash to pay or cause to be paid the Purchase Price and the fees and expenses required to be paid by Purchaser in connection with the transactions contemplated by this Agreement, and to effect the transactions contemplated by this Agreement. Upon the consummation of the transactions contemplated hereby, (a) Purchaser will not be insolvent as defined in Section 101 of the Bankruptcy Code, (b) Purchaser will not be left with unreasonably small capital, (c) Purchaser will not have incurred debts beyond its ability to pay such debts as they mature, and (d) the capital of Purchaser will not be impaired.

6.7 Condition of the Purchased Assets. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Purchased Assets and, in making the determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation.

VII. BANKRUPTCY COURT MATTERS

7.1 Bankruptcy Court Filings. Sellers will pursue diligently the entry of the Sale Order, and Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser of the Purchased Contracts, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event that the entry of the Bidding Procedures Order or the Sale Order is appealed or a stay pending appeal is sought, Sellers will oppose the appeal or the stay pending appeal and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation). Sellers will provide Purchaser at least 24 hours’ notice in advance of filing with the Bankruptcy Court or any appellate court any motion, brief, notice, proposed order, amendment, supplement or other pleading that Sellers propose to file in the Bankruptcy Court relating to the transactions contemplated by this Agreement and incorporate any reasonable comments of Purchaser into such pleading. Sellers will give Purchaser reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Sale Order and Purchaser will have the right to attend and seek to be heard at any such hearings.

7.2 Rejection of IP Contracts. If Purchaser’s bid for the Purchased Assets is determined to be the Successful Bid (as defined in the Bidding Procedures Order), then

(i) promptly following such determination Sellers shall file a motion in the Bankruptcy Court to be heard at the Sale Hearing, as continued on May 27, 2015, seeking to reject, effective as of the Closing, in accordance with and to the extent permitted by Section 365 of the Bankruptcy Code, all IP Contracts that Purchaser notifies Sellers that Purchaser elects to have so rejected prior to the Closing (the “Closing IP Contract Rejection”) and (ii) with respect to any IP Contract that is neither assigned to Purchaser at the Closing nor rejected pursuant to the foregoing clause (i) and that Purchaser has not elected to assume following the Closing, upon the earlier of (x) 90 days following the Closing and (y) notice to Sellers by Purchaser that Purchaser elects to have such IP Contract rejected, Sellers shall file a motion in the Bankruptcy Court seeking to reject such Contract, effective as promptly as practicable, in accordance with and to the extent permitted by Section 365 of the Bankruptcy Code. For purposes of this Section 7.2, the term “IP Contract” shall include any Contract that would be an IP Contract if Purchaser elects to assume it following the date hereof.

7.3 Change of Case Name. If Purchaser’s bid for the Purchased Assets is determined to be the highest or best offer for the Purchased Assets in accordance with the Bidding Procedures Order, then promptly following such determination Sellers shall file a motion in the Bankruptcy Court to be heard at the Sale Hearing seeking to change the name of each applicable Seller in the caption of the Bankruptcy Case to a name that does not contain any Trademark, effective at or promptly following the Closing.

VIII. COVENANTS

8.1 Access to Information. From the date hereof through the Closing Date, Purchaser will be entitled, through its Representatives, to make such investigation of the Purchased Assets and the Assumed Liabilities as it reasonably requests. Any such investigation and examination will be conducted upon reasonable advance notice and under reasonable circumstances and will be subject to restrictions under applicable Law. Sellers will direct and use their best efforts to cause their respective Representatives to cooperate with Purchaser and Purchaser’s Representatives in connection with such investigation and examination, and Purchaser and its Representatives will cooperate with Sellers and their Representatives. Notwithstanding anything herein to the contrary, no such investigation or examination will be permitted to the extent that it would require Sellers to disclose information that would cause material competitive harm to a Seller or would violate attorney-client privilege. No investigation by Purchaser prior to or after the date of this Agreement will affect or be deemed to modify any of the representations, warranties, covenants or agreements of Sellers contained in this Agreement. Sellers will promptly deliver to Purchaser all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in any other judicial or administrative proceeding related to the Purchased Assets and the transactions contemplated by this Agreement.

8.2 Actions Pending the Closing. Except (i) as required by applicable Law or by order of the Bankruptcy Court, (ii) as otherwise expressly contemplated by this Agreement, or (iii) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date (and, with respect to Section 8.2(b) only, to and through the date that is 90 days after the Closing Date), Sellers will:

(a) maintain the Purchased Assets in their current condition, ordinary wear and tear excepted;

(b) (i) not amend, modify, terminate, waive any rights under or create any Lien (other than Permitted Exceptions) with respect to, any of the Purchased Contracts (which term, for purposes of this Section 8.2(b), shall include any Contract that would be a Store Licensee Contract, Sourcing Contract or IP Contract if Purchaser elects to assume it) or otherwise take any actions not required by the terms of any Purchased Contract that would result in any increase in any payments to be made under such Purchased Contract and (ii) not reject any Contracts that would be Purchased Contracts if Purchaser elects to assume them;

(c) except in the ordinary course of business, not cancel or compromise any material claim or waive or release any material right, in each case, that is a claim or right related to a Purchased Asset;

(d) defend and protect the Purchased Assets from infringement or deterioration;

(e) comply with applicable material Laws with respect to the Purchased Assets;

(f) with respect to any Purchased Company, (i) not take any action that could reasonably be expected to have a material impact on the Tax position of such Purchased Company following the date hereof, (ii) not declare, set aside or pay any dividend or other distribution with respect to any capital stock or other equity interests in such Purchased Company, issues any shares of capital stock or other equity interests in such Purchased Company, or repurchase, redeem, or otherwise acquire or amend any other term of any outstanding shares of capital stock or other equity interests in such Purchased Company and (iii) not take any other action that is otherwise outside of the ordinary course of business; and

(g) not enter into any agreement or commitment to take any action prohibited by this Section 8.2.

8.3 Consents. Sellers and Purchaser will use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals contemplated by this Agreement, including the consents and approvals referred to in Sections 5.3(a)(ii)

or 5.3(b) and the Necessary Consents; provided, however, that none of Sellers or Purchaser will be obligated to pay any consideration therefor to any third party from whom consent or approval is requested or to initiate any litigation or proceedings to obtain any such consent or approval. Additionally, Sellers shall reasonably cooperate with Purchaser with respect to Purchaser’s compliance with the rules and regulations applicable to the Sourcing Business and Purchaser’s obtaining any Permits that are required to operate the Sourcing Business.

8.4 Reserved.

8.5 Further Assurances. Subject to the other provisions of this Agreement, each of Purchaser and each Seller will use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (ii) provide the other parties hereto with reasonable cooperation and take such actions as such other parties may be reasonably request in connection with the consummation of the transactions contemplated by this Agreement, (iii) following the Closing, execute and deliver such additional documents, instruments, assignments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, and (iv) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each of Purchaser and Sellers will use its commercially reasonable efforts to defend any Legal Proceedings which would prevent the condition to Closing described in Section 9.3(a) from being satisfied, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body with respect thereto vacated or reversed, and will cooperate with each other in connection with the foregoing.

8.6 Publicity. The initial press release concerning this Agreement and the transactions contemplated hereby will be mutually agreed to by Purchaser and the Company. Prior to the Closing, none of the parties hereto will issue any press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Purchaser and the Company, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of Purchaser or the Company, disclosure is otherwise required by applicable Law or by the Bankruptcy Court, provided, however, that the party intending to make such release uses its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof. After the Closing, the parties hereto may issue public announcements regarding the transactions contemplated hereby so long as such announcements, in the case of announcements made by Sellers, do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Law, applicable stock exchange regulation or in filings that any Seller has made in the

Bankruptcy Court; provided, however, that the issuing party will use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.7 Confidentiality. Purchaser acknowledges that Confidential Information (as defined in the Confidentiality Agreement) has been, and in the future will be, provided to it in connection with this Agreement, including under Section 8.1, and is subject to the terms of the confidentiality agreement dated June 12, 2014 between the Company and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Purchaser acknowledges and understands that this Agreement may be publicly filed in the Bankruptcy Court and further made available by Sellers to prospective bidders and that, except as prohibited herein, such disclosure will not be deemed to violate any confidentiality obligations owing to Purchaser, whether pursuant to this Agreement, the Confidentiality Agreement or otherwise. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate. Sellers acknowledge that from and after the Closing, all non-public information relating to the Purchased Assets and the Assumed Liabilities, will be valuable and proprietary to Purchaser and its Affiliates. Sellers agree that, from and after the Closing, no Seller will disclose to any Person any information relating to Purchaser and its Affiliates, the Purchased Assets or the Assumed Liabilities, except as required by Law or as otherwise becomes available in the public domain other than through any action by any Seller in violation of its obligations under this Section 8.7. Sellers acknowledge and agree that the remedies at law for any breach or threatened breach of this Section 8.7 by any Seller are inadequate to protect Purchaser and its Affiliates and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, without prejudice to any other rights or remedies otherwise available to Purchaser or its Affiliates, each party acknowledges and agrees that upon any breach or threatened breach by a Seller of the terms and conditions of this Section 8.7, Purchaser and its Affiliates, as applicable will be entitled to immediate injunctive relief and to seek an order restraining any threatened or future breach from any court of competent jurisdiction without proof of actual damages or posting of any bond in connection with any such remedy. The provisions of this Section 8.7 will survive the Closing.

8.8 Other Transition Matters. Prior to the Closing, Purchaser and Sellers agree to negotiate in good faith to agree upon an amendment (the “TSA Amendment”) to the Transition Services Agreement between Purchaser and the Company, dated as of April 1, 2015 (the “TSA”), pursuant to which the TSA will be amended to provide that (a) Purchaser will provide or cause to be provided to the Sellers, any services associated with the Purchased Assets as are reasonably required to facilitate the administration, winddown and liquidation of the Sellers’ estates, the direct out-of-pocket costs and expenses associated with which services shall be paid by Sellers, (b) between the Closing and the latest Deferred Closing, Sellers shall, and shall cause each Purchased Company subject to a Deferment Election to, provide Purchaser and its designated Affiliates

(and/or any other Person to whom Purchaser assigns the right to receive assignment of any Sourcing Assets hereunder) with such transition services as are reasonably necessary to provide Purchaser with the benefit of the Sourcing Business (including the importation of private label products) (which transition services may be identified by Purchaser on an ongoing basis prior to, at or following the Closing Date) in a manner consistent with the types and level of services provided by the Sellers and each such Purchased Company with respect to the operation of the Sourcing Business at any time during the twelve (12) month period prior to the Filing and that complies with applicable material Laws, the direct out-of-pocket costs and expenses associated with which services shall be paid by Purchaser and (c) Purchaser will be permitted to (i) add to Annex I to Schedule A to the TSA as a “Leased Employee” (as such term is used in the TSA) any Seller Employee and (ii) add to Annex II to Schedule A to the TSA as a “TSA Contract” (as such term is used in the TSA) any Contract that would be a Store Licensee Contract, Sourcing Contract or IP Contract if Purchaser elects to assume it following the date hereof.

8.9 Intercompany Arrangements. Sellers shall, and shall cause its Affiliates to, prior to the Closing, and without Liability to the Purchased Companies or Sellers, (i) settle all accounts (including Tax accounts) between any Seller, any of its Affiliates (excluding the Purchased Companies) or any Person to whom any assets of the Sellers or their Affiliates have been sold after the Filing, on the one hand, and any Purchased Company, on the other hand, and (ii) execute and deliver such releases, termination agreements and discharges as are necessary to terminate all Contracts among any Seller, any Affiliate of any Seller (excluding the Purchased Companies) or any Person to whom any assets of the Sellers or their Affiliates have been sold after the Filing, on the one hand, and any Purchased Company, on the other hand.

8.10 Intellectual Property Restrictions. Purchaser shall not, and shall not permit any other Person to, transfer, license or otherwise grant any right in or to any of the Purchased Intellectual Property to any Person set forth on the schedule of delinquent Store Licensees provided to Purchaser by the Company on the date hereof until such time that such Person has fully paid to Sellers such amount owed to Sellers as of the date hereof or has otherwise paid an amount that is reasonably acceptable to Sellers.

8.11 Customer Information. Sellers agree that they shall not sell any customer lists or customer data to any Person other than Purchaser.

8.12 Third Party Vendor Inventory. Sellers agree that (i) at Purchaser’s request, Sellers will use their reasonable best efforts to facilitate the sale to Purchaser of the inventory held by third party vendors set forth on Schedule 8.12, and (ii) Sellers will not facilitate the sale of such inventory to any Person other than Purchaser unless Sellers have previously offered to facilitate the sale of such inventory to Purchaser in good faith and on the same terms as offered to such other Person and Purchaser has declined such offer.

8.13 Employees. Within fifteen (15) days after the date hereof, Sellers shall provide Purchaser a complete and accurate list of the names of the Business Employees (excluding employees of the Asia Joint Venture), and their corresponding job titles, store or office locations (as the case may be), dates of hire, current rates of compensation, accrued and unused vacation leave and sick leave and other commitments that exist with respect to such employees, whether oral or in writing. Such list shall also indicate which such Business Employees (excluding employees of the Asia Joint Venture), if any, are not actively at work as of the date specified therein (other than due to vacation or short-term illness). Purchaser may offer employment effective as of the Closing Date or following the Closing Date to such Seller Employees as Purchaser shall determine in its sole discretion, at such salary and/or wage levels, with such benefits and under such other terms and conditions as Purchaser shall determine in its sole discretion. Any Seller Employee who accepts an offer of employment from Purchaser on or after the Closing Date shall be referred to herein as a “Transferred Employee”. Sellers shall retain all liabilities (including accrued vacation and liabilities arising in connection with COBRA) in respect of all of its employees, including Transferred Employees, other than liabilities associated with any Transferred Employee’s service with Purchaser after the date of such Transferred Employee’s employment by Purchaser. Sellers shall remain solely responsible for any and all obligations that might arise under the WARN Act arising out of any employment losses occurring prior to, on or after the Closing Date with respect to all current and former employees as of the Closing Date, and shall take all actions that are necessary to comply with the WARN Act, including providing any notices required under the WARN Act. Sellers shall remain liable for all workers’ compensation claims arising out of injuries or occupational diseases sustained or contracted before the date the Transferred Employee commences employment with Purchaser.

IX. CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers contained in this Agreement that are not qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct (i) with respect to the representations and warranties of Sellers contained in Sections 5.1, 5.2, 5.4 and 5.5, in all non-de minimis respects and (ii) with respect to all other representations and warranties of Sellers contained in this Agreement, in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects (or, with respect to the representations and warranties of Sellers contained in Section 5.5(c), in all non-de minimis respects) as of such earlier date, and the representations and warranties of Sellers contained in this Agreement that are qualified by materiality or Seller Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all respects with the obligations and agreements set forth in Sections 8.2(f)(i) and (ii) and Section 8.9 and in all material respects with all other obligations and agreements required in this Agreement to be performed or complied with by them prior to or on the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of each Seller on behalf of such Seller, dated the Closing Date, to the forgoing effect; and

(c) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

9.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser contained in this Agreement that are not qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the representations and warranties of Purchaser contained in this Agreement that are qualified by materiality or Purchaser Material Adverse Effect or similar qualification shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser on behalf of Purchaser, dated the Closing Date, to the foregoing effect; and

(c) Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

9.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b) the Bankruptcy Court shall have entered an Order authorizing the Closing IP Contract Rejection; and

(c) the Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order; provided, however, that it shall not be a condition to Purchaser’s obligation to consummate the transactions contemplated by this Agreement that the Sale Order be a Final Order if the Sale Order is not a Final Order solely as a result of an appeal of the relief granted pursuant to the Sale Order which appeal (i) does not challenge Purchaser’s good faith under Section 363(m) of the Bankruptcy Code, (ii) does not assert that the transactions contemplated by this Agreement are avoidable pursuant to, or otherwise violate, Section 363(n) of the Bankruptcy Code and (iii) has not resulted in a stay of the Sale Order.

9.4 Frustration of Closing Conditions; Deferred Closings. No party may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement. The conditions set forth in Sections 9.1, 9.2 or 9.3 will only apply to the initial Closing hereunder and will not apply or be a condition to any Deferred Closing.

X. TAXES

10.1 Transfer Taxes.

(a) All documentary, stamp, transfer, motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any penalties and interest associated with such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne by Sellers, regardless of the party on whom liability is imposed under the provisions of the Laws relating to such Transfer Taxes, and to the extent Purchaser is required by applicable Law to pay any Transfer Taxes, such Transfer Taxes shall be paid by the appropriate Seller to Purchaser at Closing. Sellers and Purchaser will consult and cooperate in timely preparing and making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of the Laws relating to such Transfer Taxes and will cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for or exemptions from such Transfer Taxes, including preparing exemption certificates and other instruments as are applicable to claim available exemptions from the payment of Transfer Taxes under applicable Law and executing and delivering such affidavits and forms as are reasonably requested by the other party.

(b) Sellers agree to make, or cause to be made, prior to the Closing, all tax returns, filings and registrations with all Governmental Bodies that may be required under Notice on Strengthening the Management of Enterprise Income Tax Collection of Proceeds from Equity Transfers by Non-Resident Enterprises issued by the PRC State Administration of Taxation on December 11, 2009 and any subsequent similar notices, rules, amendments or supplements (the “Circular 698 Returns”) or otherwise as required under PRC law in connection with the transfer of the Purchased Equity, and to pay all applicable Taxes in connection therewith. Such Circular 698 Returns shall be true, accurate and complete in all material respects. Sellers shall provide Purchaser with accurate copies of any Circular 698 Returns or official assessments of any PRC Tax Authority with respect to such Circular 698 Returns, within ten days of filing or receipt as applicable.

10.2 Purchase Price Allocation. As promptly as practicable after the Closing Date, but no later than 120 days thereafter, Purchaser will prepare and deliver to Sellers, an allocation schedule setting forth the amounts to be allocated among Sellers and among the Purchased Assets of each Seller, pursuant to (and to the extent necessary to comply with) Section 1060 of the Code and the applicable regulations promulgated thereunder (or, if applicable, any similar provision under state, local or foreign Law or regulation) (the “Allocation Statement”). Sellers and Purchaser and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Allocation Statement. Neither Sellers nor Purchaser will take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable Law. For the avoidance of doubt, in administering any Legal Proceeding, the Bankruptcy Court shall not be required to apply the Allocation Statement in determining the manner in which the Purchase Price should be allocated as between any of the Sellers and their respective estates.

10.3 Certain Periodic Non-Income Taxes.

(a) With respect to any real or personal property or other periodic Taxes not based on income or receipts (“Periodic Non-Income Taxes”) that are assessed on, or in respect of, the Purchased Assets and attributable to any period that begins after the Closing Date, if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by Seller. With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period that ends on or prior to the Closing Date, if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser.

(b) With respect to any Periodic Non-Income Taxes that are assessed on, or in respect of, the Purchased Assets and attributable to any period which includes but does not end on the Closing Date (a “Straddle Period”): (i) if any Seller pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to Purchaser of proof of such payment, Purchaser will pay to such Seller the amount of such Periodic Non-Income Taxes paid by such Seller that are attributable to the portion of such Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”); and (ii) if Purchaser pays such Periodic Non-Income Taxes, as promptly as practicable after delivery to the applicable Seller of proof of such payment, such Seller will pay to Purchaser the amount of such Periodic Non-Income Taxes paid by Purchaser that are attributable to the portion of such Straddle Period up to and including the Closing Date (the “Pre-Closing Straddle Period”). For purposes of this Section 10.3(b), the amount of Periodic Non-Income Taxes attributable to a Pre-Closing Straddle Period will be based upon the ratio of the number of days in the Pre-Closing Straddle Period to the total number of days in the Straddle Period, and the amount of Periodic Non-Income Taxes attributable to a Post-Closing Straddle Period will be based upon the ratio of the number of days in the Post-Closing Straddle Period to the total number of days in the Straddle Period.

(c) The party that has the primary obligation to do so under applicable Law will timely pay to the applicable Governmental Body any Periodic Non-Income taxes covered by this Section 10.3.

10.4 Cooperation and Audits. Purchaser, its Affiliates and Sellers will cooperate fully with each other regarding Tax matters (including the execution of appropriate powers of attorney) and will make available to the other as reasonably requested all information, records and documents relating to Taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such Taxes.

XI. MISCELLANEOUS

11.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement will not survive the Closing hereunder, and none of the parties hereto will have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing will survive the Closing hereunder until the expiration of the applicable statute of limitations or for such shorter period explicitly specified therein, and each party hereto will be liable to the other after the Closing for any breach thereof.

11.2 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each of Sellers and Purchaser will bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby and all proceedings incident thereto.

11.3 Injunctive Relief.

(a) The parties hereto agree that irreparable damages would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto will be entitled to injunctive relief to prevent any such breach, and to specifically enforce specifically the terms and provisions of this Agreement, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.3 will be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

(b) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Purchaser or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Purchaser or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 11.3.

11.4 Submission to Jurisdiction; Consent to Service of Process. (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court will retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing will be filed and maintained only in the Bankruptcy Court, and the parties hereto hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court for such purposes and will receive notices at such locations as indicated in Section 11.8 hereof; provided, however, that if the

Bankruptcy Cases have been closed pursuant to Section 350 of the Bankruptcy Code, the parties hereto agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(a) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.8; provided, however, that such service will not be effective until the actual receipt thereof by the party being served.

11.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

11.6 Entire Agreement; Amendments and Waivers. This Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, will be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

11.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

11.8 Notices. All notices and other communications under this Agreement will be in writing and will be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Sellers, to:

RadioShack Corporation
300 RadioShack Circle
Fort Worth, Texas 76102
Attention: Robert Donohoo, Vice President and General Counsel
Email: Robert.donohoo@radioshack.com

With a copy (which will not constitute notice) to:

Jones Day
2727 North Harwood Street
Dallas, Texas 75201
Attention: Mark E. Betzen and John K. Kane
Fax: (212) 755-7306

If to Purchaser, to:

General Wireless Operations Inc.
c/o Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, NY 10153
Attention: Gail Steiner
Fax: (212) 257-4709

With copies (which will not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Jonathan E. Levitsky
Fax: (212) 909-6836

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.10 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents will be void, provided, however, that (a) Purchaser may assign some or all of its rights or delegate some or all of its obligations hereunder to one or more Affiliates, (b) Purchaser may assign some or all of its rights to receive assignment of any Purchased Assets hereunder to any third party and (c) Sellers may assign some or all of their rights or delegate some or all of their obligations hereunder to successor entities (including any liquidating trust) pursuant to a Chapter 11 plan confirmed by the Bankruptcy Court, provided that Sellers may not assign or delegate any obligations with respect to any Deferred Closing without also assigning the applicable Deferred Asset corresponding to such Deferred Closing to such Person. No assignment of any obligations hereunder will relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser will also apply to any such assignee unless the context otherwise requires.

11.11 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, incorporator, manager, agent, attorney, representative or Affiliate of the parties to this Agreement or any of their Affiliates will have any liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no other party will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party hereto under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise. In no event will any Person be liable to another Person for any remote, speculative or punitive damages with respect to the transactions contemplated hereby.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

GENERAL WIRELESS OPERATIONS INC.

By:	/s/ Soohyung Kim
	Name:	Soohyung Kim

RADIOSHACK CORPORATION

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Vice President and General Counsel

ATLANTIC RETAIL VENTURES, INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

ITC SERVICE, INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

MERCHANDISING SUPPORT SERVICES, INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Authorized Signatory

RADIOSHACK GLOBAL SOURCING CORPORATION

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

RADIOSHACK GLOBAL SOURCING, INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

RS IG HOLDINGS INCORPORATED

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

SCK, INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

TANDY FINANCE CORPORATION

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

TANDY HOLDINGS, INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

TANDY INTERNATIONAL CORPORATION

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

TRS QUALITY INC.

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Authorized Signatory

TE ELECTRONICS LP
By:	RadioShack Corporation, General Partner

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Vice President and General Counsel

IGNITION L.P.
By:	RadioShack Corporation, General Partner

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Vice President and General Counsel

RADIOSHACK CUSTOMER SERVICE LLC

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Vice President and Secretary

RADIOSHACK GLOBAL SOURCING LIMITED PARTNERSHIP
By:	RadioShack Corporation, General Partner

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Vice President and General Counsel

RSIGNITE, LLC

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	President

TRADE AND SAVE LLC

By:	/s/ Robert C. Donohoo
	Name:	Robert C. Donohoo
	Title:	Authorized Signatory

56